Exhibit 15.1

July 13, 2006

Beckman Coulter, Inc.
4300 N. Harbor Boulevard

Fullerton, CA 92834-3100

Re:  Registration Statement No. 333-114457, 333-100904, 333-24851, 333-37429, 33-31573, 33-41519, 33-51506, 33-66990, 33-66988, 333-69291, 333-59099, 333-69249, 333-69251, 333-72896 and 333-72892

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May      , 2006, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Costa Mesa, California